Exhibit 10.11

PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS

AUGUST 25, 2006

BUYER:

REALTY INCOME CORPORATION,

A MARYLAND CORPORATION

SELLER:

NPC INTERNATIONAL, INC.,

A KANSAS CORPORATION

PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS

TABLE OF CONTENTS

1.	PURCHASE PRICE
2.	OPENING OF ESCROW
3.	TITLE TO PROPERTIES
4.	CONDITIONS TO BUYER’S OBLIGATION TO PURCHASE
	4.1	Approvals by Buyer
	4.2	Utilities
	4.3	Physical Characteristics of the Properties
	4.4	Accuracy of Representations
	4.5	No Hazardous Materials
	4.6	Foreign Investments
	4.7	Lease
	4.8	Change in Conditions
	4.9	Failure of Conditions
5.	CONDITIONS TO SELLER’S OBLIGATION TO SELL
	5.1	Performance by Buyer
	5.2	Accuracy of Representations
	5.3	Payment of Purchase Price
6.	BUYER’S DELIVERIES TO ESCROW AGENT AND SELLER
	6.1	Purchase Price
	6.2	Lease and Memorandums
	6.3	Failure to Deliver
7.	SELLER’S DELIVERIES TO ESCROW AGENT AND BUYER
	7.1	Deeds
	7.2	Lease, Memorandums
	7.3	Documents Needed to Close
	7.4	Failure to Deliver
8.	THE CLOSING
	8.1	Date and Manner of Closing
	8.2	Delay in Closing; Authority to Close
9.	PRORATION, COSTS AND EXPENSES
	9.1	Prorations and Apportionments
	9.2	Payment of Adjustments to Proration
	9.3	Seller’s Costs and Expenses
	9.4	Buyer’s Costs and Expenses
10.	DISTRIBUTION OF FUNDS AND DOCUMENTS
	10.1	Form of Distributions
	10.2	Recorded Documents
	10.3	Non-Recorded Documents

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	10.4	Cash Disbursements
	10.5	Copies of Documents
11.	RETURN OF DOCUMENTS AND FUNDS UPON TERMINATION
	11.1	Return of Seller’s Documents
	11.2	Return of Buyer’s Documents
	11.3	No Effect on Rights of Parties
	11.4	Payment of Termination Fee
12.	DEFAULT
	12.1	Seller’s Remedy
	12.2	Buyer’s Remedies
13.	REPRESENTATIONS AND WARRANTIES OF SELLER
	13.1	Authority of Seller
	13.2	Condition of Properties
	13.3	Use and Operation
	13.4	Land Use Regulation
	13.5	Reports, Contracts and Other Documents
	13.6	Absence of Fraud and Misleading Statements
	13.7	Litigation
	13.8	Other Contracts to Convey
	13.9	Environmental Compliance/Hazardous Materials
	13.10	Property Tax Assessment
	13.11	Agreements Affecting the Properties
	13.12	Use Permits and Other Approvals
	13.13	Confidentiality
	13.14	Survival
	13.15	No Broker
14.	REPRESENTATIONS & WARRANTIES OF BUYER
	14.1	Authority of Buyer
	14.2	Absence of Fraud and Misleading Statements
	14.3	Litigation
	14.4	Financial Condition
	14.5	Confidentiality
	14.6	Survival
	14.7	No Broker
15.	COVENANTS
	15.1	Indemnification by Parties
	15.2	Maintenance
	15.3	Other Agreements
16.	LOSS BY FIRE OR OTHER CASUALTY; CONDEMNATION
	16.1	Damage or Destruction
	16.2	Condemnation
17.	POSSESSION
18.	NOTICES
19.	GENERAL PROVISIONS
	19.1	Recitals

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19.2	Manner of Taking Title
19.3	Right to Assign
19.4	Gender; Number
19.5	Captions
19.6	Exhibits
19.7	Entire Agreement
19.8	Modification
19.9	Attorneys’ Fees
19.10	Joint and Several Liability
19.11	Governing Law
19.12	Time of Essence
19.13	Severability
19.14	Successors and Assigns
19.15	Information Provided
19.16	Drafting
19.17	No Agreement Until Accepted
19.18	Counterparts

EXHIBIT “A” - PROPERTY LIST

EXHIBIT “B” - LAND AND BUILDING LEASE AGREEMENT

EXHIBIT “C” - CLOSING CHECKLIST

EXHIBIT “D” - MINIMUM REQUIREMENTS FOR ALTA/ACSM LAND TITLE SURVEYS

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PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS

This Purchase Agreement and Escrow Instructions (this “Agreement”), dated August    , 2006 for reference purposes only, is made by and between NPC International, Inc., a Kansas corporation (“Seller”), and Realty Income Corporation, a Maryland corporation (“Buyer”), and is made with reference to the recitals set forth below, and constitutes (i) a contract of purchase and sale between the parties and (ii) escrow instructions to First American Title Insurance Company (the “Escrow Agent”).

RECITALS

A.      Properties.             Seller, or one or more wholly-owned subsidiaries controlled by Seller, owns eighty-nine (89) certain real properties, together with all improvements located thereon and appurtenances thereunto belonging, which real properties are identified on the “Property List,” attached hereto and incorporated herein as Exhibit “A.”  The terms “Property” and “Properties” as used in this Agreement shall mean certain or all (as the context may require) of the real properties identified on the Property List.

B.            Purchase and Sale.               Seller desires to sell all of Seller’s right, title and interest in and to the Properties upon the terms and conditions set forth below. Buyer desires to purchase all of Seller’s right, title, and interest in and to the Properties upon the terms and conditions set forth below.

C.            Leasehold Interest.              Concurrently with the Closing (as defined in Section 8), Buyer, as landlord, shall lease the Properties to Seller, as tenant, pursuant to a certain Land and Building Lease Agreement (the “Lease”), substantially in the form of Exhibit “B,” attached hereto and incorporated hereby.

1.             PURCHASE PRICE

In consideration of the covenants contained in this Agreement, Seller shall sell and Buyer shall purchase the Properties for a total purchase price (“Purchase Price”) equal to:  (i) the aggregate “Sale Price” of the Properties (as shown on the Property List) plus (ii) Closing Costs (as such term is defined in Section 9.3). The Purchase Price shall be delivered by Buyer to Escrow Agent on or before the Closing in Cash (defined as (i) United States currency, (ii) cashier’s or certified check(s) currently dated, payable to Escrow Agent, and honored upon presentation for payment, (iii) an amount credited by wire transfer into Escrow Agent’s bank account, or (iv) if monies are deposited with Escrow Agent within twenty (20) days prior to the Closing, funds in such form as Escrow Agent in its sole discretion requires). The portion of the Purchase Price allocated to each of the Properties (the “Individual Purchase Price”) is listed on Exhibit ”A.”

2.             OPENING OF ESCROW

Within five (5) business days following the execution of this Agreement, Buyer and Seller shall open an escrow (the “Escrow”) with Escrow Agent for the Properties and shall deposit with Escrow Agent fully executed counterparts of this Agreement for use as escrow instructions. Buyer and Seller shall execute Escrow Agent’s usual form of supplemental escrow instructions for transactions of this type; provided, however, that such escrow instructions shall be for the purpose of implementing this Agreement, shall incorporate this Agreement by reference, and shall specifically provide that no provisions shall have the effect of modifying this Agreement unless it is so expressly stated and initialed on behalf of Buyer and Seller.

3.             TITLE TO PROPERTIES

At Closing, Seller shall convey to Buyer fee simple title to the Properties by execution and delivery of deeds (“Deeds”) for the Properties in the forms customarily used in connection with commercial real property transactions in the states and counties in which the Properties are situated. At the Closing Buyer shall receive from First American Title Insurance Company (“Title Company”) an ALTA Owner’s Extended Policy of Title Insurance (the “Title Policy”) with liability in the full amount of the Individual Purchase Price insuring fee simple title to each of the Properties in Buyer, subject only to exceptions approved by Buyer as provided in Section 4.1, together with such endorsements as may be reasonably requested by Buyer (e.g., survey, access, owner’s comprehensive, etc.). Indemnification of the Title Company to induce it to insure any otherwise non-permitted exception to title shall not be allowed except with the prior written consent of Buyer after full disclosure to Buyer of the nature and substance of such exception and indemnity. The Title Policy shall provide survey coverage and shall provide full coverage against mechanics’ and materialmen’s liens arising out of the construction, repair or alteration of any of improvements located on the Properties.

4.             CONDITIONS TO BUYER’S OBLIGATION TO PURCHASE

Buyer’s obligation to purchase the Properties is expressly conditioned upon each of the following:

4.1                 Approvals by Buyer

Buyer’s receipt and approval for the Properties of the following prior to the Closing:

4.1.1                        ALTA Commitments for Policy of Title Insurance. As soon as reasonably possible, Seller shall cause the issuance of an ALTA commitment for policy of title insurance, together with complete and legible copies of all encumbrances and liens of record (the “Commitment”), with respect to each of the Properties to be forwarded to Buyer for approval. If no written disapproval of any items in the Commitment is received from Buyer on or before ten (10) days after the later of delivery of the Commitment to Buyer or delivery of the respective As-built Survey (as defined in Section 4.1.2), the Commitment shall be deemed approved by Buyer.

4.1.2                        As-built Surveys. A survey of each of the Properties (the “As-built Survey”) prepared by a licensed surveyor or civil engineer in sufficient detail to provide for the Title Policies, certified to Buyer and Title Company conforming to the minimum requirements for ALTA/ACSM land title surveys set forth on Exhibit “D,” attached hereto and made a part hereof, to be delivered to Buyer. If no written disapproval of the

As-built Survey is received from Buyer on or before ten (10) days after the later of delivery of the As-built Survey or the respective Commitment, the As-built Survey shall be deemed approved by Buyer. Notwithstanding the foregoing, Buyer will accept current As-built Survey’s in Seller’s possession provided: (i) Title Company is willing to accept from Seller “A Survey Affidavit in lieu of Updated Survey” (“Survey Affidavit”) and; (ii) Title Company is willing to provide survey coverage to Buyer upon receipt of the Survey Affidavit from Seller.

4.1.3                        Phase I Environmental Site Assessment Report. A Phase I environmental site assessment report (“Phase I”) in accordance with ASTM guidelines to be prepared by an environmental consulting firm approved by Buyer for each of the Properties; provided that the Phase I be dated no earlier than twelve (12) months prior to the Scheduled Closing Date (as defined in Section 8), and further provided that written evidence of Buyer’s ability to rely on the Phase I be contemporaneously delivered to Buyer. If no written disapproval of the Phase I is received from Buyer on or before ten (10) days after delivery of same, the Phase I shall be deemed approved by Buyer.

4.1.4                        Other Documents. As soon as reasonably possible, Seller shall cause all other documents listed on Exhibit “C” entitled “Closing Checklist” for the Properties to be delivered to Buyer.

4.1.5                        Statement of Matters Affecting Title. As soon as reasonably possible, Seller shall deliver a statement of (and, if available, copies of) any other matters of any nature of which Seller has knowledge and which affect title to any part of the Properties, whether or not of record, whether or not visible or ascertainable by inspection of the Properties, and whether or not otherwise known to Buyer.

4.1.6                        Investment Committee Approval. Approval of each of the Properties by Buyer’s Investment Committee.

4.2                 Utilities

Buyer’s satisfaction that all water, sewer, gas, electric, telephone, and drainage facilities and all other utilities required by law or by the normal use and operation of the Properties are at the time of Closing installed to the property lines of the Properties, are and at the time of Closing will be connected and operating pursuant to valid permits, and are and at the time of Closing will be adequate to service the Properties and to permit full compliance with all requirements of law and normal usage of the Properties.

4.3                 Physical Characteristics of the Properties

Buyer’s review and approval, prior to the Closing, of the structural, mechanical, electrical and other physical characteristics of the Properties.

4.4                 Accuracy of Representations

All of Seller’s representations and warranties contained in or made pursuant to this Agreement shall have been true and correct when made and shall be true and correct as of the Closing, and Seller shall have complied with all of Seller’s covenants and agreements contained in or made pursuant to this Agreement.

4.5                 No Hazardous Materials

Buyer’s satisfaction that there are no Hazardous Materials (as defined in Section 13.9) on the Properties.

4.6                 Foreign Investments

Buyer’s receipt of the affidavit, certification, or notice required by Section 1445 of the Internal Revenue Code of 1986, as amended and the Regulations pursuant thereto, in a form sufficient to relieve Buyer of any potential transferee withholding liability under such Section. If Seller fails to deliver such affidavit, certification, or notice to Buyer prior to or at the Closing, or Buyer has knowledge or receives notice of the falsity of such document, then the transactions shall be completed at the Closing, but Buyer shall withhold ten percent (10%) of the “amount realized” (as set forth in the Regulations) by Seller and transmit it to the Internal Revenue Service Center, Philadelphia, PA  19255, all in accordance with Section 1445 and the Regulations pursuant thereto.

4.7                 Lease

Execution by Buyer and Seller of the Lease for the Properties.

4.8                 Parking Leases

Buyer’s review and approval of those certain parking lease agreements for Pizza Hut Store Numbers 1646 (Ozark, MO), 1652 (Pittsburg, KS), 2703 (Wilburton, OK), and 2782 (Sioux Falls, SD) (collectively, “Parking Leases”). Seller acknowledges and the Parking Leases, per their terms, expire prior to the Lease and its options and Buyer requires as a condition to its purchase of the Properties that Seller provide an amendment to the Parking Leases such that the Parking Leases shall be extended to expire no sooner than forty (40) years after the Rent Commencement Date as such term is defined in the Lease.

4.9                 Change in Conditions

If any of the conditions in this Section 4 change after having been satisfied or waived by Buyer and before the transaction contemplated herein is closed, then such condition(s) shall be reinstated as if having never been satisfied or waived by Buyer.

4.10               Failure of Conditions

4.10.1                      The foregoing conditions contained in this Section 4 are intended solely for the benefit of Buyer. If any of the foregoing conditions are not satisfied or approved by Buyer, Buyer shall have the right at its sole election either (i) to waive the condition in question and proceed with the purchase of the Properties pursuant to all of the other terms of this Agreement, reserving all of its other rights and remedies available to it under this Agreement or otherwise at law or in equity by reason of such failure of condition or (ii) to not purchase such of the Properties on which conditions are not satisfied.

4.10.2                      By written agreement, the Closing may be extended for a reasonable time if required to allow the conditions contained in this Section 4 to be satisfied, subject to Buyer’s further rights to terminate this Agreement upon the expiration of the period of any extension if all such conditions have not then been satisfied.

5.             CONDITIONS TO SELLER’S OBLIGATION TO SELL

Seller’s obligation to sell is expressly conditioned upon each of the following:

5.1                 Performance by Buyer

Timely performance of each obligation, covenant, and delivery required of Buyer.

5.2                 Accuracy of Representations

All of Buyer’s representations and warranties contained in or made pursuant to this Agreement shall have been true and correct when made and shall be true and correct at the Closing, and Buyer shall have complied with all of Buyer’s covenants and agreements contained in or made pursuant to this Agreement.

5.3                 Payment of Purchase Price

Payment of the Purchase Price at the Closing in the manner provided in this Agreement.

6.             BUYER’S DELIVERIES TO ESCROW AGENT AND SELLER

6.1                 Purchase Price

Buyer shall deliver in Cash to Escrow Agent the Purchase Price as set forth in Section 1, less or plus the adjustments, if any, made pursuant to Section 9. Escrow Agent shall deposit the Purchase Price in an interest bearing account, the interest upon which shall accrue to the benefit of Buyer.

6.2                 Lease and Memorandums

On or before the Closing, Buyer shall deliver to Escrow Agent the Lease for the Properties executed by Buyer. On or before the Closing, Buyer shall deliver to Escrow Agent the Memorandums of Lease for the Properties executed and acknowledged by Buyer.

6.3                 Failure to Deliver

The failure of Buyer to make any required delivery within the specified time shall constitute a material breach by Buyer.

7.             SELLER’S DELIVERIES TO ESCROW AGENT AND BUYER

7.1                 Deeds

On or before the Closing, Seller shall deliver to Escrow Agent the Deeds for the Properties executed and acknowledged by Seller.

7.2                 Lease, Memorandums

On or before the Closing, Seller shall deliver to Buyer the Lease for the Properties executed by Seller. In addition, on or before the Closing, Seller shall deliver to Buyer the Memorandums of Lease for the Properties executed and acknowledged by Seller.

7.3                 Documents Needed to Close

On or before the Closing, Seller shall deliver to Buyer each and every document described in Section 4, subject to Buyer’s right to waive delivery for the Properties.

7.4                 Failure to Deliver

The failure of Seller to make any required delivery within the specified time shall constitute a material breach by Seller.

8.             THE CLOSING

8.1                 Date and Manner of Closing

Escrow Agent shall close the Escrow (the “Closing”) on or before August 31, 2006 (the “Scheduled Closing Date”), provided that all of the conditions to Buyer’s obligation to purchase have been either satisfied or waived. The Escrow shall be deemed closed when (i) all documents required to be delivered to Buyer and Escrow Agent pursuant to this Agreement have been delivered or delivery of such document(s) has been waived; (ii) the Title Company is irrevocably committed to issuing the Title Policy; and (iii) all funds required to be delivered to Escrow Agent pursuant to this Agreement have been delivered.

Buyer, at its election, may authorize Escrow Agent to close on the Properties all at once or individually in certain intervals. If Buyer authorizes Escrow Agent to close on the Properties individually, Buyer shall deliver to Escrow Agent the portion of the Purchase Price representing payment due in connection with those Properties for which Escrow Agent has received authorization to close.

8.2                 Delay in Closing; Authority to Close

If Escrow Agent cannot close the Escrow on or before the Scheduled Closing Date, it will nevertheless close when all conditions have been satisfied or waived, notwithstanding that one or more of such conditions was not timely performed, unless after the Scheduled Closing Date and prior to the close of the delayed Escrow, Escrow Agent receives a written notice to terminate the Escrow and this Agreement with respect to the applicable Properties on which the Closing has been delayed, from a party who, at the time such notice is delivered, is not in default. Neither (i) the exercise of the right of termination, (ii) delay in the exercise of the right of termination, nor (iii) the return of monies and documents, shall affect the right of the party giving notice of termination to pursue legal or equitable remedies for the other party’s breach of this Agreement. Nor shall (i) the giving of such notice, (ii) the failure to object to termination of the Escrow, or (iii) the return of monies and documents affect the right of the other party to pursue legal or equitable remedies for the breach of the party who gives notice.

9.             PRORATION, COSTS AND EXPENSES

9.1                 Prorations and Apportionments

Contemporaneously with the Closing, Seller intends to lease the Properties from Buyer. Therefore, the parties do not anticipate the need to prorate revenues or expenses. However, in the event an item of expense or revenue must be prorated, it shall be prorated and apportioned as of 12:01 a.m. on the date of the Closing so that Seller shall bear all expenses with respect to the Properties and shall have the benefit of all income with respect to the Properties through and including the period preceding the date of the Closing. Any taxes or other amounts which cannot be ascertained with certainty as of the Closing shall be prorated on the basis of the parties’ reasonable estimates of such amount(s) and shall be the subject of a final proration thirty (30) days after the Closing or as soon thereafter as the precise amounts can be ascertained.

Notwithstanding the foregoing, monthly rent payable by the “Tenant” under the Lease shall be prorated based upon the actual number of days in the month in which the Closing occurs, and shall be paid by Seller at the Closing for the period commencing on the Closing and ending on the last day of the month in which the Closing occurs. In addition, if the Closing occurs on or after the twenty-fifth (25th) day of the month, Seller also shall pay the monthly rent payable by Tenant under the Lease for the immediately succeeding calendar month.

9.2                 Payment of Adjustments to Proration

Either party owing the other party a sum of money based on adjustments made to prorations after the Closing shall promptly pay that sum to the other party, together with interest thereon at the rate of twelve percent (12%) per annum to the date of payment if payment is not made within ten (10) days after mutual agreement of the amount due.

9.3                 Seller’s Costs and Expenses

Seller shall pay Seller’s own attorneys’ fees and any and all brokerage commissions payable in connection with the transaction contemplated hereby. Seller also shall pay the cost of procuring the Title Policies, As-built Surveys, Phase I’s, documentary or other transfer taxes applicable to the sale, Escrow fee and all other costs and charges of the Escrow (collectively referred to herein as “Closing Costs”), which Closing Costs, at Seller’s option, may be included in calculating the Purchase Price under Section 1 of this Agreement and thereby reimbursed to Seller at closing.

9.4                 Buyer’s Costs and Expenses

Buyer shall pay for Buyer’s own attorneys’ fees.

10.          DISTRIBUTION OF FUNDS AND DOCUMENTS

10.1               Form of Distributions

All disbursements by Escrow Agent shall be made by checks of Escrow Agent or by wire transfers to the account of, and as directed by, the receiving party.

10.2               Recorded Documents

Escrow Agent shall cause the County Recorder of the County in which the Properties are located to mail the Deeds (and any other documents which are required by this Agreement to be, or by general usage are, recorded) after recordation, to the grantee, beneficiaries, or person (i) acquiring rights under the documents or (ii) for whose benefit the documents were acquired.

10.3               Non-Recorded Documents

Escrow Agent shall, at the Closing, deliver by United States mail (or shall hold for personal pickup, if requested), each non-recorded document received by Escrow Agent to the payee or person (i) acquiring rights under the document or (ii) for whose benefit the documents were acquired.

10.4               Cash Disbursements

At the Closing, Escrow Agent shall hold for personal pickup or shall arrange for wire transfer (i) to Seller, or order, the cash plus any proration or other credits to which Seller shall be entitled for the Properties and less any appropriate proration or other charges and (ii) to Buyer, or order, any excess funds previously delivered to Escrow Agent by Buyer.

10.5               Copies of Documents

Following the Closing, Escrow Agent shall deliver to Buyer and to Seller a copy of the Deeds (conformed to show recording data) and each other recorded document for the Properties.

11.          RETURN OF DOCUMENTS AND FUNDS UPON TERMINATION

11.1               Return of Seller’s Documents

In the event the Escrow is terminated for any reason (other than the default of Seller), Buyer shall, within fifteen (15) calendar days following the termination, deliver to Seller all documents and materials, if any, relating to the Properties previously delivered to Buyer by Seller. Escrow Agent shall deliver all documents and materials relating to the Properties previously deposited by Seller and then in Escrow Agent’s possession to Seller.

11.2               Return of Buyer’s Documents

In the event the Escrow is terminated for any reason (other than the default of Buyer), Seller shall, within fifteen (15) calendar days following termination, deliver to Buyer all funds and documents, if any, relating to the Properties, previously delivered to Seller by Buyer. Escrow Agent shall deliver all documents, materials, and funds relating to the Properties previously deposited by Buyer and then in Escrow Agent’s possession to Buyer.

11.3               No Effect on Rights of Parties

The return of documents and monies as set forth above shall not affect the right of either party to seek the legal or equitable remedies that the party may have with respect to the enforcement of this Agreement.

11.4               Payment of Termination Fee

Escrow Agent may condition its deliveries upon payment of a termination fee by the party requesting delivery. Notwithstanding the foregoing, any termination fee shall be paid (or reimbursed) by the defaulting party, or paid equally if neither party is then in default.

12.          DEFAULT

12.1               Seller’s Remedy

If Buyer fails to complete the acquisition of the Properties by reason of any default by Buyer, Seller shall be released from any further obligations and shall be entitled to the following:

INSOFAR AS IT WOULD BE EXTREMELY IMPRACTICABLE AND DIFFICULT TO ESTIMATE THE DAMAGE AND HARM WHICH SELLER WOULD SUFFER IN THE EVENT BUYER DEFAULTS AND FAILS TO COMPLETE THE SALE OR ACQUISITION OF THE PROPERTIES, AND INSOFAR AS A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER IN THE EVENT OF BUYER’S DEFAULT AND FAILURE TO DULY COMPLETE THE SALE OR ACQUISITION OF THE PROPERTIES IS THE SUM OF TEN THOUSAND DOLLARS ($10,000), SELLER SHALL BE ENTITLED TO THE SUM OF TEN THOUSAND DOLLARS ($10,000) AS AND FOR SELLER’S SOLE REMEDY FOR DAMAGES ARISING FROM BUYER’S FAILURE TO COMPLETE THE SALE OR ACQUISITION OF THE PROPERTIES IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT. BY PLACING THEIR INITIALS BELOW, THE PARTIES ARE CONFIRMING THE ACCURACY OF THE STATEMENTS SET FORTH ABOVE.

BUYER	SELLER

12.2               Buyer’s Remedies

In the event that the transaction fails to close on account of Seller’s fault or Seller’s breach of this Agreement, Buyer shall be entitled to such remedies for breach of contract as may be available under applicable law, including, without limitation, the remedy of specific performance.

13.          REPRESENTATIONS AND WARRANTIES OF SELLER

The following representations and warranties by Seller are now and shall, at the Closing, be true and correct. If during the period between the execution of this Agreement and the Closing, Seller learns of or has a reason to believe that any of the following representations and warranties may cease to be true, Seller covenants to give notice thereof to Buyer immediately.

13.1               Authority of Seller

Seller is a Kansas corporation duly organized and validly existing and in good standing under the laws of the State of formation; is validly existing, in good standing and authorized to do business in the States in which the Properties are located; and has the authority to own and convey the Properties. This Agreement and all documents executed by Seller which are to be delivered to Buyer are, or at the time of the Closing will be, duly authorized, executed, and delivered by Seller and do not, and at the time of the Closing will not, violate any provisions of any agreement or judicial order to which Seller is a party or to which Seller or the Properties are subject.

13.2               Condition of Properties

There are now, and at the Closing there will be, no material, physical or mechanical defects of the Properties, including, without limitation, plumbing, heating, air conditioning, ventilating, emergency safety systems, and electrical systems, and all such items are in good operating condition and repair and in compliance with all applicable governmental laws, ordinances, regulations, and requirements. In addition, there are no existing leases on the Properties except otherwise disclosed to Buyer.

13.3               Use and Operation

The use and operation of the Properties now is, and at the time of Closing will be, in full compliance with applicable building codes, safety, fire, environmental, zoning, and land use laws, and other applicable local, state, and federal laws, ordinances, regulations, and requirements. Seller knows of no facts nor has Seller failed to disclose to Buyer any fact which would prevent Buyer from using and operating the Properties after the Closing in the manner in which the Properties have been used, leased and operated prior to the date of this Agreement.

13.4               Land Use Regulation

There are no condemnation, environmental, zoning or other land use regulation proceedings contemplated or instituted which could detrimentally affect the use or operation of the Properties or the value of the Properties, nor has Seller received notice of any special assessment proceedings affecting the Properties.

13.5               Reports, Contracts and Other Documents

Contracts or documents delivered to Buyer pursuant to this Agreement are, and at the time of Closing will be, true and correct copies, are and at the time of Closing will be in full force and effect, and contain no inaccuracies or misstatements of fact. All documents that are required by this Agreement to be delivered to Buyer have been or will be delivered to Buyer.

13.6               Absence of Fraud and Misleading Statements

No representation, warranty, or statement of Seller in this Agreement or in any document, certificate, or schedule furnished or to be furnished to Buyer pursuant thereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements or facts not misleading. All representations, warranties, or statements of Seller are based upon current, accurate, and complete information as of the time of their making and there has been no subsequent material change in the information.

13.7               Litigation

There is no litigation, pending or threatened, against Seller or any basis therefor that arises out of the ownership of the Properties, or that might detrimentally affect the use or operation of the Properties for their intended purpose or the value of the Properties, or adversely affect the ability of Seller to perform its obligations under this Agreement.

13.8               Other Contracts to Convey

Seller has not committed nor obligated itself in any manner whatsoever to sell the Properties to any party other than Buyer. Seller has not hypothecated or assigned any rents or income from the Properties in any manner.

13.9               Environmental Compliance/Hazardous Materials

The Properties are not, and, as of the Closing will not be, in violation of any federal, state, or local law, ordinance, or regulation relating to industrial hygiene or to the environmental conditions on, under, or about the Properties including, but not limited to, soil and groundwater conditions. There are no Hazardous Materials (as defined below) present on the Properties except as otherwise disclosed to Buyer in writing. Seller further warrants and represents that during the time in which Seller owned the Properties, neither Seller nor, to the best of Seller’s knowledge, after due and diligent inquiry, any third party has used, generated, manufactured, produced, stored, or disposed of on, under, or about the Properties or transported to or from the Properties any Hazardous Materials except as otherwise disclosed to Buyer in writing. There is no proceeding or inquiry by any governmental authority with respect to the presence of Hazardous Materials on the Properties or the migration of Hazardous Materials from or to the Properties except as otherwise disclosed to Buyer in writing. There are no storage tanks located in or under the Properties except as otherwise disclosed to Buyer in writing. The term “Hazardous Material” means, but is not limited to, any substance, material, or waste which is toxic, ignitable, reactive, or corrosive; which is or can be injurious to the health, safety, or welfare of the public or environment, and which is or becomes regulated by any local or state governmental authority or the United States Government. The term “Hazardous Material” includes, without limitation, any material or substance which is (i) defined as a “hazardous waste,” “extremely hazardous waste,” “restricted hazardous waste,” “hazardous substance,” “pollutant or contaminant,” or “hazardous material,” by any local or state law, (ii) oil and petroleum products and their by-products, (iii) asbestos or asbestos-containing materials, (iv) designated as a “hazardous substance” pursuant to the Federal Water Pollution Control Act, (v) defined as a “hazardous waste” pursuant to the Federal Resource Conservation and Recovery Act, or (vi) defined as a “hazardous substance” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act. Seller has disclosed to Buyer in writing all information in Seller’s possession or control that relates to the environmental condition of the Properties.

13.10             Property Tax Assessment

There are no special assessments levied against the Properties except as appear on the last available tax statement. Notwithstanding any other provision of this Agreement to the contrary, if Buyer shall become liable after the Closing for payment of any property taxes assessed against the Properties for any period of time prior to the Closing, Seller shall immediately pay to Buyer on demand an amount equal to such tax assessment.

13.11             Agreements Affecting the Properties

At the Closing there will be no leases (other than the Lease), easements, encumbrances, or other agreements affecting the Properties except as shown in the Commitment for the Properties or as otherwise disclosed to Buyer by Seller in writing and approved by Buyer.

13.12             Use Permits and Other Approvals

Seller has obtained all licenses, permits, approvals, easements, and rights of way required from all governmental authorities having jurisdiction over the Properties or from private parties for the normal use and operation of the Properties and to ensure free and unimpeded vehicular and pedestrian ingress to and egress from the Properties as required to permit the normal intended usage of the Properties. Seller has materially complied with all licenses and permits and has not received any notice that any licenses or permits will not be renewed upon expiration, or of any material conditions which will be imposed in order to receive any renewal.

13.13             Confidentiality

Except to the extent provided in the remainder of this Section (and subject to the terms and conditions specified herein), Seller shall hold as confidential all material terms and conditions of, and information received in connection with, the transaction contemplated hereby. Except: (i) for Seller’s directors, officers, employees, affiliates, attorneys, accountants, auditors, lenders (and their lenders and any rating agencies) and others providing professional services, investors or prospective purchasers of Seller and (ii) as may be required to comply with regulatory requirements (e.g., filings with the Securities and Exchange Commission), administrative agency requirements, requirements of law, or a court order, Seller shall not release any such information to any other third parties without Buyer’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Seller’s confidentiality obligations hereunder shall survive the Closing and delivery of the Deeds for a period of two (2) years. Notwithstanding the foregoing, Seller may release one or more press releases to the public concerning the transaction contemplated hereunder provided that Buyer shall have the right to approve any such press releases prior to publication (said approval not to be unreasonably withheld, conditioned or delayed) for a period of one (1) year following the Closing. The provisions of this Agreement supersede all previous confidentiality agreements (if any) between the parties hereto.

13.14             Survival

The representations and warranties of Seller contained herein shall survive the Closing and delivery of the Deeds.

13.15             No Broker

Seller warrants to Buyer that there are no brokerage commissions or finder’s fees payable as a result of the Closing herein or as a result of any agreements with Seller or actions of Seller. Seller shall indemnify and hold harmless Buyer from any claims, costs, damages, or liability based on any statement, representations, or agreement by Seller with respect to the payment of any brokerage commissions or finders’ fees.

14.          REPRESENTATIONS & WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

14.1               Authority of Buyer

Buyer is a Maryland corporation duly organized and validly existing under the laws of the State of formation. This Agreement and all documents executed by Buyer which are to be delivered to Seller at the Closing are, or at the time of Closing will be, duly authorized, executed, and delivered by Buyer, and are, or at the Closing will be, legal, valid, and binding obligations of Buyer, and do not, and at the time of Closing will not, violate any provisions of any agreement or judicial order to which Buyer is a party or to which it is subject.

14.2               Absence of Fraud and Misleading Statements

No representation, warranty, or statement of Buyer in this Agreement or in any document, certificate, or schedule furnished or to be furnished to Seller pursuant thereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements or facts not misleading. All representations, warranties, or statements of Buyer are based upon current, accurate, and complete information as of the time of their making and there has been no subsequent material change in the information.

14.3               Litigation

There is no litigation pending or, to Buyer’s knowledge, threatened, against Buyer or any basis therefore before any court or administrative agency that might adversely affect the ability of Buyer to perform its obligations under this Agreement.

14.4               Financial Condition

Buyer has adequate financial resources to make timely payment of all sums due from Buyer hereunder and to perform all of its obligations hereunder.

14.5               Confidentiality

Except to the extent provided in the remainder of this Section (and subject to the terms and conditions specified herein), Buyer shall hold as confidential all material terms and conditions of, and information received in connection with, the transaction contemplated hereby. Except: (i) for Buyer’s directors, officers, employees, affiliates, attorneys, accountants, auditors, lenders and others providing professional services, investors or prospective purchasers of Buyer or the Property and (ii) as may be required to comply with regulatory requirements (e.g., filings with the Securities and Exchange Commission), administrative agency requirements, requirements of law, or court order, Buyer shall not release any such information to any other third parties without Seller’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Buyer’s confidentiality obligations hereunder shall survive the Closing and delivery of the Deeds for a period of two (2) years. Notwithstanding the foregoing, Buyer may release one or more press releases to the public concerning the transaction contemplated hereunder provided that Seller shall have the right to approve any such press releases prior to publication (said approval not to be unreasonably withheld, conditioned or delayed) for a period of one (1) year following the Closing. The provisions of this Agreement supersede all previous confidentiality agreements (if any) between the parties hereto.

14.6               Survival

The representations and warranties of Buyer contained herein shall survive the Closing.

14.7               No Broker

Buyer warrants that there are no brokerage commissions payable as a result of the Closing herein or as a result of any agreements with Buyer or actions of Buyer. Buyer shall indemnify and hold harmless Seller from any claims, costs, damages, or liability based on any statement, representations, or agreement by Buyer with respect to the payment of any brokerage commissions or finders’ fees.

15.          COVENANTS

Matters as to which Escrow Agent need not be concerned, Seller and Buyer covenant and agree with one another as follows:

15.1               Indemnification by Parties

Each party shall indemnify the other party and hold the other party harmless from and against any and all claims, demands, liabilities, liens, costs, expenses, penalties, damages, and losses, including, without limitation, reasonable attorneys’ fees and costs, suffered as a direct or indirect result of:

15.1.1                      Any misrepresentation, breach of warranty, or breach of covenant made pursuant to this Agreement or in any document, certificate, or exhibit given or delivered pursuant to or in connection with this Agreement; and

15.1.2                      Any and all obligations, liabilities, claims, liens, or encumbrances, whether direct, contingent, or consequential and no matter how arising or accruing, which are in any way related to or arising from any act, conduct, omission, contract, or commitment of a party (or any of its agents or employees) at any time or times before the Closing, including indemnification by Seller of Buyer, without limitation, of (i) all foreseeable and all unforeseeable consequential damages, directly or indirectly arising out of the use, generation, storage, or disposal of Hazardous Materials by Seller or any prior owner or operator of the Properties and (ii) the cost of any required or necessary repair, cleanup, remediation, removal, or detoxification and the preparation of any closure or other required plans, or actions, whether such action is required or necessary prior to or following transfer of title to the Properties, to the full extent that such action is attributable, directly or indirectly, to the presence, use, generation, storage, release, threatened release, treatment, or disposal of Hazardous Materials by any person on the Properties prior to transfer of title to Buyer. The provisions of this Section shall survive the execution and delivery of this Agreement, the delivery of the Deeds, and transfer of title.

15.2               Maintenance

Between the Seller’s execution of this Agreement and the Closing, Seller shall, at Seller’s sole cost and expense, maintain the Properties in good order, condition, and repair, reasonable wear and tear excepted, and shall operate the Properties in the same manner as before the making of this Agreement as though Seller were retaining the Properties.

15.3               Other Agreements

Seller shall not enter into or terminate any contracts or agreements pertaining to the Properties without in each case obtaining Buyer’s prior written consent thereto.

16.          LOSS BY FIRE OR OTHER CASUALTY; CONDEMNATION

16.1               Damage or Destruction

In the event that any of the improvements on the Properties are damaged or destroyed by fire or other casualty prior to the Closing, then Seller may terminate this Agreement as to each damaged or destroyed Property, or may agree to restore and repair such damage, either before or after the Closing. Termination shall be by written notice to Buyer within five (5) days after the occurrence of the damage or destruction. Buyer shall have no obligation to accept Seller’s offer to restore or repair such damage if such restoration and repair would cause the Scheduled Closing Date to be extended. If the restoration or repair shall take place after the Closing, a portion of the proceeds of sale equal to the estimated cost of such restoration or repair, shall be held in escrow by Escrow until Seller has completed the restoration or repair to the reasonable satisfaction of Buyer. Seller shall pay escrow and related costs, if any, that exist as a result of terminating this Agreement under this Section.

16.2               Condemnation

In the event that prior to the Closing a governmental entity shall commence any eminent domain proceeding to take any portion of the Properties, Buyer shall have the option to make either of the following elections:

16.2.1                      Terminate this Agreement with respect to the affected Property by written notice to Seller within five (5) days of its receiving notice of such action of condemnation; or

16.2.2                      Proceed with the transaction in which case the Purchase Price shall not be reduced and Buyer shall be entitled to the net award paid to Seller or Seller’s mortgagee for the taking, if any, and Seller shall assign and transfer to Buyer all right, title, and interest in and to any awards.

17.          POSSESSION

Possession of the Properties shall be delivered to Buyer at the Closing, subject to the Lease.

18.          NOTICES

All notices, requests, or demands herein provided to be given or made, or which may be given or made by either party to the other, shall be given or made only in writing and shall be deemed to have been duly given:  (i) when delivered personally at the address set forth below, or to any agent of the party to whom notice is being given, or (ii) on the date delivered when sent via Overnight Mail, properly addressed and postage prepaid, or (iii) on the date sent via facsimile transmission, or (iv) seventy-two (72) hours after the time the same is deposited in the United States mail, properly addressed and first class postage prepaid, return receipt requested. Notwithstanding the prescribed methods of delivery set forth above, actual receipt of written notice by a party designated below shall constitute notice given in accordance with this Agreement on the date received, unless deemed earlier given pursuant to the foregoing methods of delivery. The proper address to which notices, requests, or demands may be given or made by either party shall be the address set forth at the end of this Section or to such other address or to such other person as any party shall designate. Such address may be changed by written notice given to the other party in accordance to this Section.

If to Buyer:

Realty Income Corporation

Attn:  Legal Department

220 West Crest Street

Escondido, CA  92025-1707

(760) 741-2111

(760) 741-8674 (Fax number)

If to Seller:

NPC International, Inc.

Attn:  Jim Villamaria

720 W. 20th St.

Pittsburg, KS 66762

(620) 231-3390

(620) 235-7755 (Fax number)

jim.villamaria@npcinternation.com

If to Escrow:

First American Title Insurance Company

Attn:  PJ Whitworth

3 Greenway Plaza, Suite 1100

Houston, TX  77046

(713) 850-0455

(713) 850-0456 (Fax number)

19.          GENERAL PROVISIONS

19.1               Recitals

The Recitals set forth above commencing on Page 1 of this Agreement are incorporated herein by reference.

19.2               Manner of Taking Title

Buyer shall have the right to take title to the Properties at the Closing in a name other than Buyer’s name.

19.3               Right to Assign

Buyer shall have the right to assign Buyer’s rights hereunder, but any such assignment shall not relieve Buyer of Buyer’s obligations herein unless Seller expressly relieves Buyer.

19.4               Gender; Number

The use of (i) the neuter gender includes the masculine and feminine and (ii) the singular number includes the plural whenever the context requires.

19.5               Captions

Captions in this Agreement are inserted for the convenience of reference only and do not define, describe, or limit the scope or the intent of this Agreement or any of its terms.

19.6               Exhibits

All attached exhibits are a part of this Agreement and are incorporated in full by this reference.

19.7               Entire Agreement

This Agreement contains the entire agreement between the parties relating to the transactions contemplated hereby and all prior or contemporaneous agreements, understandings, representations, and statements, oral or written, are merged into this Agreement.

19.8               Modification

No modification, waiver, amendment, discharge, or change of this Agreement shall be valid unless it is in writing and signed by the party against which the enforcement of the modification, waiver, amendment, discharge, or change is or may be sought.

19.9               Attorneys’ Fees

Should any party employ an attorney for the purpose of enforcing or construing this Agreement, or any judgment based on this Agreement, in any legal proceeding whatsoever, including insolvency, bankruptcy, arbitration, declaratory relief, or other litigation, the prevailing party shall be entitled to receive from the other party or parties, reimbursement for all attorneys’ fees and all costs, including, but not limited to, service of process, filing fees, court and court reporter costs, investigative costs, expert witness fees, and the cost of any bonds, whether taxable or not, and that such reimbursement shall be included in any judgment or final order issued in that proceeding. The “prevailing party” means the party determined by the court to most nearly prevail and not necessarily the one in whose favor a judgment is rendered.

19.10             Joint and Several Liability

If any party consists of more than one person or entity, the liability of each such person or entity signing this Agreement shall be joint and several.

19.11             Governing Law

This Agreement shall be construed and enforced in accordance with the laws of the State of Maryland.

19.12             Time of Essence

Time is of the essence of this Agreement and every provision hereof.

19.13             Severability

In the event any term, covenant, condition, or provision of this Agreement is held to be invalid, void, or otherwise unenforceable by any court of competent jurisdiction, the fact that such term, covenant, condition, or provision is invalid, void, or otherwise unenforceable shall in no way affect the validity or enforceability of any other term, covenant, condition, or provision of this Agreement.

19.14             Successors and Assigns

All terms of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective legal representatives, successors, and assigns.

19.15             Information Provided

Seller warrants and represents that all information Seller has provided to Buyer is accurate and correct and Seller acknowledges that Buyer has relied upon such information in entering into this Agreement.

19.16             Drafting

This Agreement shall not be construed more strictly against one party than the other because it may have been drafted by one of the parties or its counsel, each having contributed substantially and materially to the negotiation and drafting hereof.

19.17             No Agreement Until Accepted

Buyer’s delivery of unexecuted copies or drafts of this Agreement is solely for the purpose of review by the party to whom delivered and is in no way to be construed as an offer by

Buyer nor in any way implies that Buyer is under any obligation to purchase the Properties. When this Agreement has been executed by both Buyer and Seller, it shall constitute a binding agreement to purchase and sell the Properties upon the terms and conditions provided herein and Buyer and Seller agree to execute all instruments and documents and take all actions as may be reasonably necessary or required in order to consummate the purchase and sale of the Properties as contemplated herein.

THE REMAINDER OF THIS PAGE WAS LEFT BLANK INTENTIONALLY.

19.18             Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. The counterparts shall together constitute but one agreement. Any signature on a copy of this Agreement or any document necessary or convenient thereto sent by facsimile shall be binding upon transmission by facsimile and the facsimile copy may be utilized for the purposes of this Agreement.

BUYER:		SELLER:

Realty Income Corporation, a Maryland corporation		NPC International, Inc., a Kansas corporation

By:	/s/	By:	/s/

Date: August 25, 2006		Date: August 25, 2006

ESCROW AGENT:

First American Title Insurance Company

		By:	/s/

Date: August 25, 2006